Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 33-63249) of Burlington Northern Santa Fe Corporation of our report dated June 28, 2005 relating to the financial statements of The Burlington Northern and Santa Fe Railway Company Non-Salaried Employees 401(k) Retirement Plan, which appears in this Form 11-K.

/s/ PricewaterhouseCoopers LLP
Fort Worth, Texas
June 29, 2005